UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 5, 2017
PRA Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50058	75-3078675
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Corporate Boulevard, Norfolk, Virginia		23502
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	888-772-7326
Not Applicable
______________________________________________
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.Entry into a Material Definitive Agreement

On May 5, 2017, PRA Group, Inc. (the “Company”), as a borrower, PRA Group Canada Inc. (“PRA Canada”), as a borrower, and the domestic subsidiaries of the Company (the “Guarantors”) entered into a $1,205,000,000, five-year secured amended and restated credit facility, comprised of a $450 million term loan facility, an up to $705 million domestic revolving loan facility and an up to $50 million Canadian revolving loan facility (the “Credit Agreement”), with Bank of America, National Association, acting through its Canada branch, as Canadian administrative agent (the “Canadian Agent”), Bank of America, N.A., as administrative agent (the “Agent”), Capital One, N.A., Fifth Third Bank and SunTrust Bank, as co-syndication agents, and DNB Capital, ING Capital, MUFG Union Bank, N.A. and Regions Bank, as co-senior managing agents, and the other lenders party thereto (collectively, the “Lenders”). Subject to certain terms and conditions, the Company may increase the original principal amount of the commitments under the Credit Agreement by an additional $45,000,000. The Credit Agreement also permits the issuance of letters of credit and swingline loans.

Pursuant to the terms of the Credit Agreement, the Guarantors guarantee to the Lenders all of the obligations of the Borrowers and each other Guarantor under the Credit Agreement and the other loan documents, including any obligations under hedging and treasury management arrangements. The obligations under the Credit Agreement, including the Canadian obligations, are secured by substantially all the Company’s and each Guarantor’s assets. The Canadian obligations are also secured by substantially all of PRA Canada’s assets.

The Credit Agreement amends and restates the Company’s secured credit agreement with the other loan parties party thereto, the lenders named therein, the Canadian Agent and the Agent, dated December 19, 2012 (as amended, the “Existing Credit Agreement”).

The Credit Agreement provides for term and revolving loans to the Company and PRA Canada. Such borrowings will bear interest at a rate per annum equal to, at the option of the Company, (i) the greatest of (A) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (B) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, plus ½ of 1% or (C) the Eurodollar Rate for a one month interest period plus 1% (the “Alternate Base Rate”), in each case, plus 1.50% or (ii) the Eurodollar Rate plus 2.50%. Canadian Prime Rate Loans will bear interest at a rate per annum equal to the Canadian Prime Rate plus 1.50%.

Availability under each of the domestic revolving loan facility and the Canadian revolving loan facility is based on a separate borrowing base calculation for each facility comprised of (i) 35% of estimated remaining collections of domestic or Canadian, as applicable, eligible asset pools, plus (ii) 55% of estimated remaining collections of domestic or Canadian, as applicable, insolvency eligible asset pools plus (iii) 75% of domestic or Canadian, as applicable, eligible accounts.

The Credit Agreement contains representations, warranties, covenants, terms and conditions customary for transactions of this type, including a maximum consolidated total leverage ratio, maximum consolidated senior secured leverage ratio, income from operations and capital expenditures financial covenants, limitations on liens, incurrence of debt, investments, mergers, asset dispositions and restricted payments, covenants to preserve corporate existence and comply with laws, covenants on the use of proceeds of the credit facility and default provisions, including defaults for non-payment, breach of representations and warranties, insolvency, non-performance of covenants, cross-defaults and guarantor defaults. The occurrence of an event of default under the Credit Agreement could result in all loans and other obligations becoming immediately due and payable and the facility being terminated.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the entire Credit Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. On May 8, 2017, the Company issued a press release announcing its entry into the Credit Agreement, a copy of which is attached to this Form 8-K as Exhibit 99.1 and incorporate in this Form 8-K by reference.

Item 1.02.    Termination of a Material Definitive Agreement

The information required by this item is included in Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information required by this item is included in Item 1.01.

Item 9.01.    Financial Statements and Exhibits

(d)     Exhibits.

99.1	Press Release dated May 8, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRA Group, Inc.

Date: May 8, 2017	By:	/s/ Peter M. Graham
Peter M. Graham
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

99.1	Press release dated May 8, 2017